June 8, 2005

Vinson & Elkins LLP
2001 Ross Ave.., Suite 3700
Dallas, Texas 75201

Range Resources Corporation
777 Main Street
Suite 800
Fort Worth, TX 76102

Ladies and Gentlemen:

      We have acted as counsel for Range Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”), of the offer and sale of up to 3,680,362 shares of Common Stock, par value $0.01 per share (the “Shares”) pursuant to the 2005 Equity-Based Compensation Plan as amended (the “Plan”).

      In connection herewith, we have examined or are familiar with the Plan, the Restated Certificate of Incorporation of the Company as in effect on the date hereof, the Bylaws of the Company as in effect on the date hereof, the corporate proceedings with respect to the approval of the Plan, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

      Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the terms of the Plan and instruments executed pursuant to the Plan which govern the awards to which the Shares relate, will be validly issued and fully paid and non-assessable.

      The foregoing opinion is limited to the laws of the United States of America, the State of Texas, and to the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS LLP

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com